Exhibit 99.2

MPG OFFICE TRUST, INC.

SELECTED FINANCIAL DATA

The following tables set forth selected consolidated operating and financial data for our Company:

	For the Year Ended December 31,
	2012	2011	2010	2009	2008
	(In thousands, except share and per share amounts)
Operating Results (1), (2), (3), (4), (5)
Total revenue	$197,957	$202,143	$202,313	$210,445	$200,116
Total expenses (6)	247,696	251,395	254,061	284,561	281,177
Loss from continuing operations before equity in net income (loss) of unconsolidated joint venture, gain on sale of interest in unconsolidated joint venture and gains on sale of real estate	(49,739)	(49,252)	(51,748)	(74,116)	(81,061)
Equity in net income (loss) of unconsolidated joint venture	14,341	74	905	(10,401)	(1,092)
Gain on sale of interest in unconsolidated joint venture	50,051	—	—	—	—
Gains on sale of real estate (7)	—	—	16,591	20,350	—
Income (loss) from continuing operations	14,653	(49,178)	(34,252)	(64,167)	(82,153)
Income (loss) from discontinued operations (8)	381,465	147,405	(163,686)	(805,560)	(241,185)
Net income (loss)	396,118	98,227	(197,938)	(869,727)	(323,338)
Net (income) loss attributable to common units of the Operating Partnership	(11,864)	(9,208)	25,926	108,570	14,354
Net income (loss) attributable to MPG Office Trust, Inc.	384,254	89,019	(172,012)	(761,157)	(308,984)
Preferred stock dividends	(18,550)	(18,806)	(19,064)	(19,064)	(19,064)
Preferred stock redemption discount	—	2,780	—	—	—
Net income (loss) available to common stockholders	$365,704	$72,993	$(191,076)	$(780,221)	$(328,048)
Net income (loss) available to common stockholders per share – basic	$6.77	$1.47	$(3.92)	$(16.21)	$(6.90)
Weighted average number of common shares outstanding – basic	54,043,655	49,682,202	48,770,326	48,127,997	47,538,457
Net income (loss) available to common stockholders per share – diluted	$6.71	$1.47	$(3.92)	$(16.21)	$(6.90)
Weighted average number of common and common equivalent shares – diluted	54,531,562	49,682,202	48,770,326	48,127,997	47,538,457

Other Information
Cash flows provided by (used in) operating activities	$6,226	$(24,057)	$22,045	$6,983	$(42,658)
Cash flows provided by (used in) investing activities	64,375	187,238	317,592	354,042	(138,759)
Cash flows (used in) provided by financing activities	(36,906)	(92,076)	(383,755)	(350,545)	87,072

MPG OFFICE TRUST, INC.

SELECTED FINANCIAL DATA (continued)

	As of December 31,
	2012	2011	2010	2009	2008
	(In thousands)
Financial Position
Investments in real estate, net	$1,167,956	$1,927,572	$2,394,858	$3,192,445	$4,422,386
Assets associated with real estate held for sale	—	14,000	—	—	182,597
Total assets	1,466,859	2,282,391	2,771,012	3,667,659	5,199,015
Mortgage and other loans	1,949,739	3,045,995	3,576,493	4,248,975	4,714,090
Obligations associated with real estate held for sale	—	—	—	—	171,348
Total liabilities	1,985,181	3,210,317	3,816,534	4,524,636	5,218,677
Stockholders’ deficit	(511,868)	(815,884)	(920,341)	(754,020)	(19,662)
Noncontrolling interests	(6,454)	(112,042)	(125,181)	(102,957)	—
__________

(1)
On March 11, 2013, we entered into an agreement with an affiliate of Overseas Union Enterprise Limited to sell US Bank Tower and the Westlawn off-site parking garage. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. We have presented the results of operations of US Bank Tower and the Westlawn off-site parking garage in the consolidated statements of operations as discontinued operations due to their pending disposition. Therefore, amounts presented in the table above for 2012, 2011, 2010, 2009 and 2008 will not agree to those previously reported in our Annual Reports on Form 10-K for the years ended December 31, 2012, 2011 and 2010 and our Annual Reports on Form 10-K/A for the years ended December 31, 2009 and 2008, respectively.

(2)
Our selected financial data has been reclassified to reflect the disposition of 700 North Central, 801 North Brand, Brea Corporate Place, Brea Financial Commons, Stadium Towers Plaza, Glendale Center, 500 Orange Tower, Two California Plaza and 3800 Chapman during 2012, which have been presented as discontinued operations in the consolidated statements of operations. Therefore, amounts presented in the table above for 2011, 2010, 2009 and 2008 will not agree to those previously reported in our Annual Reports on Form 10-K for the years ended December 31, 2011 and 2010 and our Annual Reports on Form 10-K/A for the years ended December 31, 2009 and 2008, respectively.

(3)
Our selected financial data has been reclassified to reflect the disposition of 701 North Brand, 550 South Hope, the Westin® Pasadena Hotel, 2600 Michelson and City Tower during 2011, which have been presented as discontinued operations in the consolidated statements of operations. Therefore, amounts presented in the table above for 2010, 2009 and 2008 will not agree to those previously reported in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Annual Reports on Form 10-K/A for the years ended December 31, 2009 and 2008, respectively.

(4)
Our selected financial data has been reclassified to reflect the disposition of 2385 Northside Drive, Griffin Towers, 17885 Von Karman, Mission City Corporate Center, Park Place II, 207 Goode and Pacific Arts Plaza during 2010, which have been presented as discontinued operations in the consolidated statements of operations. Therefore, amounts presented in the table above for 2009 and 2008 will not agree to those previously reported in our Annual Reports on Form 10-K/A for the years ended December 31, 2009 and 2008, respectively.

(5)
Our selected financial data has been reclassified to reflect the disposition of 18581 Teller, City Parkway, Park Place I, 130 State College and the Lantana Media Campus during 2009, which have been presented as discontinued operations in the consolidated statements of operations. Therefore, amounts presented in the table above for 2008 will not agree to those previously reported in our Annual Report on Form 10-K/A for the year ended December 31, 2008.

(6)	Expenses of continuing operations in 2008 include $23.9 million of costs associated with the review of strategic alternatives and subsequent management changes.

(7)
Gain on sale of real estate in 2010 represents the recognition of a deferred gain from the 2006 disposition of the 808 South Olive parking garage. In 2009, amount represents the recognition of a deferred gain from the 2006 contribution of an 80% interest in Cerritos Corporate Center to the unconsolidated joint venture upon expiration of our loan guarantee.

(8)
In 2012, income from discontinued operations includes gains on settlement of debt totaling $333.2 million and gains on sale of real estate totaling $106.9 million. In 2011, income from discontinued operations includes gains on settlement of debt totaling $190.4 million and gains on sale of real estate totaling $73.8 million, which were partially offset by impairment charges totaling $23.2 million. In 2010, loss from discontinued operations includes impairment charges totaling $233.4 million, which were partially offset by gains on settlement of debt totaling $156.1 million and a $14.7 million gain on sale of real estate. In 2009, loss from discontinued operations includes impairment charges totaling $698.7 million. In 2008, loss from discontinued operations includes impairment charges totaling $123.7 million.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and the related notes filed as Exhibit 99.1 to this Current Report on Form 8-K.

Overview and Background

We are a self-administered and self-managed real estate investment trust (“REIT”), and we operate as a REIT for federal income tax purposes. We are the largest owner and operator of Class A office properties in the Los Angeles Central Business District (“LACBD”).

Through our controlling interest in MPG Office, L.P. (the “Operating Partnership”), of which we are the sole general partner and hold an approximate 99.7% interest, and the subsidiaries of the Operating Partnership, including MPG TRS Holdings II, Inc. and MPG Office Trust Services, Inc. and its subsidiaries (collectively known as the “Services Companies”), we own, manage and lease real estate located primarily in the greater Los Angeles area of California. This real estate primarily consists of office properties, parking garages and land parcels.

As of December 31, 2012, the Operating Partnership indirectly owns six office properties, and on- and off-site parking garages (the “Total Portfolio”). We hold an approximate 99.7% interest in the Operating Partnership, and therefore do not completely own the Total Portfolio. The aggregate square footage of the Total Portfolio has not been reduced to reflect our limited partners’ 0.3% share of the Operating Partnership.

As of December 31, 2012, the Total Portfolio included the following:

•	Five office properties located in the LACBD totaling 6.4 million square feet that were 78.4% leased;

•	One office property located in Pasadena, California totaling 0.2 million square feet that was 100.0% leased; and

•	Parking garages located in the LACBD totaling 2.6 million square feet, which accommodate 8,057 vehicles.

We directly manage the properties in the Total Portfolio through the Operating Partnership and/or the Services Companies. We receive income primarily from rental revenue (including tenant reimbursements) from our office properties, and to a lesser extent, from our parking garages.

On April 24, 2013, the Company and the Operating Partnership entered into a definitive merger agreement pursuant to which a newly formed fund controlled by Brookfield Office Properties Inc. (“Brookfield”) agreed to acquire the Company. The merger is expected to close in the third quarter of 2013. The completion of the merger transaction is subject to approval of the Company’s common stockholders, receipt of certain consents from the Company’s lenders and other customary closing conditions. See “Subsequent Events.”

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Liquidity and Capital Resources

General

Our business requires continued access to adequate cash to fund our liquidity needs. Over the last several years, we have maintained our liquidity position through secured debt financings, cash-generating asset sales and asset dispositions at or below the debt in cooperation with our lenders, as well as reductions in leasing costs, discretionary capital expenditures, property operating expenses, and general and administrative expenses.

Sources and Uses of Liquidity

Our potential liquidity sources and uses are, among others, as follows:

	Sources		Uses
•	Unrestricted and restricted cash;	•	Property operations and corporate expenses;
•	Cash generated from operations;	•	Capital expenditures (including commissions and tenant improvements);
•	Asset dispositions;	•	Payments in connection with loans (including debt service, principal payment obligations and payments to extend, refinance, modify or exit loans);
•	Proceeds from public or private issuance of debt or equity securities;	•	Payment of potential federal and state income tax obligations;
•	Cash generated from the contribution of existing assets to joint ventures; and/or	•	Entitlement-related costs; and/or
•	Proceeds from additional secured or unsecured debt financings.	•	Distributions to common and preferred stockholders and unit holders.

Potential Sources of Liquidity—

We are working to address challenges to our liquidity position, particularly debt maturities, leasing costs and capital expenditures. We do not currently have committed sources of cash adequate to fund all of our potential needs, including our 2013 debt maturities. If we are unable to raise additional capital or sell assets, we may face challenges in repaying, extending or refinancing our existing debt, including our debt maturities, on favorable terms or at all, and we may be forced to give back assets to the relevant mortgage lenders. While we believe that access to future sources of significant cash will be challenging, we believe that we will have access to some of the liquidity sources identified above and that those sources will be sufficient to meet our near-term liquidity needs. On March 11, 2013, we entered into an agreement to sell US Bank Tower and the Westlawn off-site parking garage. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. The net proceeds from the transaction are expected to be approximately $103 million, a portion of which may potentially be used to make loan re-balancing payments on our upcoming 2013 debt maturities at KPMG Tower and 777 Tower. See “Subsequent Events.”

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Our ability to sell our properties to raise capital is not assured. Companies known to be liquidating assets in order to fund liquidity needs may lose negotiation and pricing power. Accordingly, if we are forced to sell properties to meet our liquidity requirements, we may be forced to sell at a discount to fair value. We believe that the concentration of our properties in downtown Los Angeles creates operating and leasing synergies that enhance the value of our company. Selling properties on a one-off basis to fund liquidity needs, therefore, may diminish those synergies and decrease the value of our remaining portfolio of properties. Our tax basis in each of our properties is substantially less than their fair value and, in some cases, the amount of indebtedness encumbering them. Accordingly, asset sales may cause us to be liable for material tax obligations. Asset sales also could require us to incur potentially significant transaction expenses even if our efforts to sell an asset are not successful. In addition, asset sales typically take significant time to complete, exposing us to additional market and economic risks.

Our ability to access the capital markets to raise capital is highly uncertain. Our substantial indebtedness may prevent us from being able to raise debt financing on acceptable terms or at all. We believe we are unlikely to be able to raise equity capital in the capital markets.

Future sources of significant cash are essential to our liquidity and financial position, and if we are unable to generate adequate cash from these sources we will have liquidity-related problems and will be exposed to material risks. In addition, our inability to secure adequate sources of liquidity could lead to our eventual insolvency. For a further discussion of risks associated with the proposed merger, our liquidity position, our substantial indebtedness, loan defaults and economic conditions, see Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 9, 2013 and Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 18, 2013.

Unrestricted and Restricted Cash—

A summary of our cash position as of December 31, 2012 is as follows (in millions):

Unrestricted cash and cash equivalents	$151.7
Restricted cash:
Leasing and capital expenditure reserves	17.9
Tax, insurance and other working capital reserves	10.5
Prepaid rent reserves	11.3
Collateral accounts	1.1
Total restricted cash	40.8
$192.5

The leasing and capital expenditure, tax, insurance and other working capital, and prepaid rent reserves are held in restricted accounts by our lenders in accordance with the terms of our loan agreements.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The following is a summary of our available leasing reserves as of December 31, 2012 (in millions):

Restricted Cash Leasing Reserves
LACBD properties	$16.2
Plaza Las Fuentes	0.1
$16.3

Other than at KPMG Tower, the leasing reserves at our LACBD properties have been exhausted in large part, and leasing costs will need to be funded primarily from property-generated cash flow. See “—Potential Uses of Liquidity—Capital Expenditures (Including Commissions and Tenant Improvements)” below.

Cash Generated from Operations—

Our cash generated from operations is primarily dependent upon (1) the occupancy level of our portfolio, (2) the rental rates achieved on our leases, and (3) the collectability of rent and other amounts billed to our tenants. Net cash generated from operations is tied to our level of operating expenses and other general and administrative costs, described below under “—Potential Uses of Liquidity.”

Occupancy levels. Our overall occupancy levels in the LACBD as of December 31, 2012 are lower than our year end 2011 levels. We expect our occupancy levels in 2013 to be lower than our current levels for the following reasons (among others):

•	We are experiencing aggressive competition from other property owners.

•	Some of our current tenants are downsizing their space upon renewal.

•	Our perceived liquidity challenges and recent loan defaults may have impacted potential tenants’ willingness to enter into leases with us.

•	Economic conditions and stock market volatility have resulted in some companies shifting to a more cautionary mode with respect to leasing office space.

•	Some of our current and potential tenants rely heavily on the availability of financing to support operating costs (including rent).

•	We face competition from high-quality sublease space, particularly in the LACBD.

For a discussion of other factors that may affect our ability to sustain or improve our occupancy levels, see Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2013 and Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 18, 2013.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Rental rates. Average asking rental rates in the LACBD were essentially flat during 2012. We believe that on average, our in-place rents are generally close to current market in the LACBD and above market at Plaza Las Fuentes. Because of economic volatility and uncertainty, we expect that rental rates may decline during 2013.

Collectability of rent from our tenants. Our rental revenue depends on collecting rent from tenants, and in particular from our major tenants. As of December 31, 2012, our 20 largest tenants represented 61.7% of the LACBD’s total annualized rental revenue. In the event of tenant defaults, we may experience delays in enforcing our rights as landlord and may incur substantial costs in pursuing legal possession of the tenant’s space and recovery of any amounts due to us from the tenant. This is particularly true in the case of the bankruptcy or insolvency of a major tenant or where the Federal Deposit Insurance Corporation is acting as receiver.

Asset Dispositions—

During the past several years, we have systematically disposed of assets in order to (1) preserve cash through the disposition of properties with current or projected negative cash flow and/or other potential near-term cash outlay requirements (including debt maturities) and (2) generate cash through the disposition of strategically-identified non-core properties with positive equity value. We may dispose of additional assets in the future in order to generate cash. However, we have a limited number of assets remaining that could be sold to generate net cash proceeds. If we choose to pursue such a disposition, we cannot assure you that such a disposition could be completed in a timely manner or on terms acceptable to us.

In connection with our initial public offering, we agreed to indemnify Robert F. Maguire III and related entities and other contributors from all direct and indirect adverse tax consequences in the event that the Operating Partnership directly or indirectly sells, exchanges or otherwise disposes (including by way of merger, sale of assets, completion of a foreclosure or otherwise) of any portion of its interests in Gas Company Tower, US Bank Tower, KPMG Tower, Wells Fargo Tower and Plaza Las Fuentes in a taxable transaction. Certain types of transactions, including but not limited to joint ventures and refinancings, can be structured to avoid triggering the tax indemnification obligations. Our tax indemnification obligations to Mr. Maguire and the other contributors will expire on June 27, 2013. On March 11, 2013, we entered into an agreement to sell US Bank Tower. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. On May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes, which was amended on May 28, 2013. The transaction is expected to close on or after June 28, 2013. The transaction is subject to approval by the City of Pasadena, in its capacity as air space lessor, as well as other customary closing conditions. See “Subsequent Events.”

During 2012, we disposed of development land and 3.4 million square feet of office space. These transactions resulted in the elimination of $1.1 billion of debt and the generation of approximately $7 million in net proceeds. In addition, we entered into transactions with our joint venture partner, an affiliate of Beacon Capital Partners, LLC (“Beacon Capital”). We received net proceeds from these transactions totaling approximately $89 million.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Cash-Preserving Dispositions—

During 2012, we closed the following cash-preserving transactions:

•
On February 2, 2012, trustee sales were held with respect to 700 North Central and 801 North Brand as part of cooperative foreclosure proceedings. As a result of the foreclosures, we were relieved of the obligation to repay the $27.5 million mortgage loan secured by 700 North Central and the $75.5 million mortgage loan secured by 801 North Brand as well as accrued contractual and default interest on both loans.

•
On April 19, 2012, we disposed of Brea Corporate Place and Brea Financial Commons (“Brea Campus”) pursuant to a deed-in-lieu of foreclosure agreement. As a result, we were relieved of the obligation to repay the $109.0 million mortgage loan secured by these properties as well as accrued contractual interest on the mortgage loan.

•
On May 18, 2012, trustee sales were held with respect to Stadium Towers Plaza and an adjacent land parcel. As a result of the foreclosures, we were relieved of the obligation to repay the $100.0 million mortgage loan secured by the properties as well as accrued contractual and default interest on the mortgage loan.

•
On August 3, 2012, a trustee sale was held with respect to Glendale Center. As a result of the foreclosure, we were relieved of the obligation to repay the $125.0 million mortgage loan secured by the property as well as accrued contractual and default interest on the mortgage loan.

•
On September 6, 2012, a trustee sale was held with respect to 500 Orange Tower. As a result of the foreclosure, we were relieved of the obligation to repay the $110.0 million mortgage loan secured by the property as well as accrued contractual and default interest on the mortgage loan.

•
On October 1, 2012, a trustee sale was held with respect to Two California Plaza. As a result of the foreclosure, we were relieved of the obligation to repay the $470.0 million mortgage loan secured by the property as well as accrued contractual and default interest on the mortgage loan.

•
On December 14, 2012, a trustee sale was held with respect to 3800 Chapman. As a result of the foreclosure, we were relieved of the obligation to repay the $44.4 million mortgage loan secured by the property as well as accrued contractual and default interest on the mortgage loan.

In the case of each property discussed above, we received a general release of claims under the loan documents. There are no material continuing liabilities under the loan documents related to the disposed properties, except liabilities related to environmental issues or hazardous substances described in further detail below under “Indebtedness—Operating Partnership Contingent Obligations—Non-Recourse Carve Out Guarantees.”

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Cash-Generating Dispositions—

During 2012, we closed the following cash-generating transactions:

•
On March 30, 2012, the Company, together with Charter Hall Office REIT, sold its interests in Wells Fargo Center – Denver and San Diego Tech Center (both joint venture properties in which we owned a 20% interest) to affiliates of Beacon Capital. In addition, we sold our development rights and an adjacent land parcel at San Diego Tech Center to Beacon Capital and received a payment in consideration for terminating our right to receive certain fees from the joint venture following the closing date. We received net proceeds from these transactions totaling approximately $46 million, which will be used for general corporate purposes.

•	On May 25, 2012, we disposed of the City Tower development land. We received net proceeds from this transaction of approximately $7 million, which will be used for general corporate purposes.

•
On July 12, 2012, the Company, together with Beacon Capital, sold its interest in Stadium Gateway (a joint venture property in which we owned a 20% interest). We received net proceeds from this transaction of approximately $1 million, including reimbursement of loan reserves, which will be used for general corporate purposes.

•
On December 21, 2012, we sold our remaining 20% interest in the joint venture to an affiliate of Beacon Capital and received net proceeds from this transaction of approximately $42 million, which will be used for general corporate purposes. We no longer have an ownership interest in the joint venture.

Pending Dispositions—

On March 11, 2013, we entered into an agreement to sell US Bank Tower and the Westlawn off‑site parking garage. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. The net proceeds from the transaction are expected to be approximately $103 million, a portion of which may potentially be used to make loan re-balancing payments on our upcoming 2013 debt maturities at KPMG Tower and 777 Tower. See “Subsequent Events.”

On May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes, which was amended on May 28, 2013. The transaction is expected to close on or after June 28, 2013. The transaction is subject to approval by the City of Pasadena, in its capacity as air space lessor, as well as other customary closing conditions. The net proceeds from the transaction are estimated to be approximately $30 million (after the repayment of debt and closing costs). See “Subsequent Events.”

Proceeds from Public or Private Issuance of Debt or Equity Securities—

Due to market conditions and our high leverage level, among other factors, it would be extremely difficult to raise cash through public or private issuance of debt or equity securities on favorable terms or at all. In the event of a successful issuance, existing equity holders would likely face substantial dilution. See Part I, Item 1A. “Risk Factors—We have the power to issue additional securities” in our Annual Report on Form 10-K filed with the SEC on March 18, 2013.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Cash Generated from the Contribution of Existing Assets to Joint Ventures—

Although not currently planned or contemplated, in the long term we may seek to raise capital by contributing one or more of our existing assets to a joint venture with a third party. Investments in joint ventures are typically complicated and may, under certain circumstances, involve risks not present were a third party not involved. Our ability to successfully identify, negotiate and close joint venture transactions on acceptable terms or at all is highly uncertain in the current economic environment.

Proceeds from Additional Secured or Unsecured Debt Financings—

We do not currently have arrangements for any future secured debt financings and do not expect to obtain any secured debt financings in the near term that will generate net cash proceeds. We currently do not believe that we will be able to address challenges to our liquidity position (particularly debt maturities, leasing costs and capital expenditures) through future secured debt financings that generate net cash proceeds. However, we may seek to extend the maturity dates of certain secured debt financing encumbering our properties as they come due. Additionally, we do not believe that we will be able to obtain any significant unsecured debt financings on terms acceptable to us in the near future.

Potential Uses of Liquidity—

The following are the projected uses, and some of the potential uses, of our cash in the near term. Because of the current uncertainty in the real estate market and the economy as a whole, there may be other uses of our cash that are unexpected (and that are not identified below).

Property Operations and Corporate Expenses—

Management is focused on a careful and efficient use of cash to fund property operating and corporate expenses. All of our business units underwent a thorough budgeting process in the fourth quarter of 2012 to allow for support of the Company’s 2013 business plan, while preserving unrestricted cash. Management continues to look for opportunities to reduce general and administrative expenses. Our completed and any future property dispositions may further reduce these expenses. Regardless of these efforts, operating our properties and business requires a significant amount of capital.

Capital Expenditures (Including Commissions and Tenant Improvements)—

Capital expenditures fluctuate in any given period, subject to the nature, extent and timing of improvements required to maintain our properties. Leasing costs also fluctuate in any given period, depending upon such factors as the type of property, the length of the lease, the type of lease, the involvement of external leasing agents and overall market conditions. Our costs for capital expenditures and leasing fall into two categories: (1) amounts that we are contractually obligated to spend and (2) discretionary amounts.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Contractual Obligations—

We have $16.3 million of restricted cash available to pay for leasing costs as of December 31, 2012. Other than at KPMG Tower, the leasing reserves at our LACBD properties have been exhausted in large part, and leasing costs will need to be funded primarily from property-generated cash flow. As of December 31, 2012, we had executed leases that contractually commit us to pay our tenants $35.8 million for leasing costs as follows: Wells Fargo Tower ($15.2 million); Gas Company Tower ($12.6 million); KPMG Tower ($4.1 million); 777 Tower ($2.2 million); and Plaza Las Fuentes ($1.7 million). Of these amounts, $1.0 million is contractually due in 2014, $4.2 million in 2015, $0.2 million in 2016, $8.8 million in 2017 and $2.6 million thereafter. The remaining $19.0 million is contractually available for payment to tenants upon request during 2013, but actual payment is largely determined by the timing of requests from those tenants. At US Bank Tower, we had executed leases that contractually commit us to pay our tenants $1.2 million for leasing costs as of December 31, 2012, of which $1.1 million is contractually due in 2013 with the remaining $0.1 million due in 2016.

Discretionary Expenditures—

We may limit the amount of discretionary funds allocated to capital expenditures and leasing costs in the near or longer term. If this occurs, it may result in a decrease in the number of leases we execute (particularly new leases, which are generally more costly to us than renewals) and average rental rates. In addition, for leases that we do execute, we expect to pay standard tenant concessions.

At our LACBD properties, we incurred approximately $53 per square foot, $28 per square foot and $30 per square foot in leasing costs on new and renewal leases executed during 2012, 2011 and 2010, respectively. Actual leasing costs incurred will fluctuate as described above.

Payments in Connection with Loans—

Debt Service. As of December 31, 2012, we had $1.9 billion of debt. Our substantial indebtedness requires us to use a material portion of our cash flow to service principal and interest on our debt, which limits the cash flow available for other business expenses and opportunities. The lockbox and cash management arrangements contained in our loan agreements require that substantially all of the income generated by our special purpose property-owning subsidiaries be deposited directly into lockbox accounts and then swept into cash management accounts for the benefit of our lenders. Cash is distributed to us only after funding of improvement, leasing and maintenance reserves (as applicable) and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. In addition, excess operating cash flow from KPMG Tower is being swept by the lender to fund capital expenditure and leasing reserves and to reduce the principal balance of the mortgage loan. As of December 31, 2012, we had fully funded the $1.5 million capital expenditure reserve and funded $10.0 million into the leasing reserve. During 2012, no excess operating cash flow was applied by the lender to reduce the principal balance of the KPMG Tower mortgage loan.

During 2012, we made debt service payments totaling $113.3 million, and the respective special servicers applied $9.1 million of restricted cash held at the property level to pay contractual interest on the mortgage loans secured by Two California Plaza, 500 Orange Tower, and 3800 Chapman (due to the default status of the loans prior to the properties’ disposition). We made no debt service payments with unrestricted cash during 2012 related to defaulted mortgages subsequent to the applicable default date.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Principal Payment Obligations. As our debt matures, our principal payment obligations present significant future cash requirements. We may not be able to successfully extend, refinance or repay our debt depending upon a number of factors, including property valuations, availability of credit, lending standards and economic conditions. We do not have any committed financing sources available to refinance our debt as it matures. For a further discussion of our debt’s effect on our financial condition and operating flexibility, see Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2013 and Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 18, 2013.

As of December 31, 2012, a summary of our debt maturing in 2013 is as follows (in millions):

KPMG Tower	$365.0
777 Tower	273.0
US Bank Tower (1)	260.0
Principal payable at maturity	$898.0
__________

(1)
On March 11, 2013, we entered into an agreement to sell US Bank Tower and the Westlawn off-site parking garage. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. Provided the transaction closes as expected, the $260.0 million loan balance will be repaid at closing using proceeds from the transaction. See “Subsequent Events.”

Our KPMG Tower mortgage loan matures on October 9, 2013. We do not have a commitment from the lenders to extend the maturity date of this loan. This loan may require a paydown upon extension or refinancing (depending on market conditions), funding of additional reserve amounts, or both. We may use cash on hand, including the expected net proceeds from the sale of US Bank Tower, to make any such payments. If we are unable or unwilling to use cash on hand to make such payments, we may face challenges in repaying, extending or refinancing this loan on favorable terms or at all, and we may be forced to give back the asset to the lenders. We are subject to tax indemnification obligations to Mr. Maguire and other contributors with respect to KPMG Tower, and this obligation could be triggered if we dispose of the property in a taxable transaction, including through completion of a foreclosure, prior to June 27, 2013. We do not currently intend to take any actions that would trigger the tax indemnification obligations with respect to KPMG Tower.

Our 777 Tower mortgage loan matures on November 1, 2013. We do not have a commitment from the lender to extend the maturity date of this loan. This loan may require a paydown upon extension or refinancing (depending on market conditions), funding of additional reserve amounts, or both. We may use cash on hand, including the expected net proceeds from the sale of US Bank Tower, to make any such payments. If we are unable or unwilling to use cash on hand to make such payments, we may face challenges in repaying, extending or refinancing this loan on favorable terms or at all, and we may be forced to give back the asset to the lender.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Payments to Extend, Refinance, Modify or Exit Loans. We continue to have limited unrestricted cash. Upcoming debt maturities present cash obligations that the relevant special purpose property‑owning subsidiary obligor may not be able to satisfy. For assets that we do not or cannot dispose of and for which the relevant special purpose property-owning subsidiary is unable or unwilling to fund the resulting obligations, we may seek to extend or refinance the applicable loans or may default upon such loans. Recently, extending or refinancing loans has required principal paydowns, the funding of additional reserve amounts and the payment of certain fees to, and expenses of, the applicable lenders. In addition, lenders may impose cash flow restrictions in connection with refinancings, such as cash flow sweeps and lockboxes. These fees and cash flow restrictions will affect our ability to fund our other uses. The terms of the extensions or refinancings may also include significantly restrictive operational and financial covenants. The default by the relevant special purpose property-owning subsidiary obligor upon any such loans could result in foreclosure of the property.

Payment of Potential Federal and State Income Tax Obligations—

As of December 31, 2012, we had $845 million of federal and $889 million of state net operating loss (“NOL”) carryforwards available to offset future taxable income. We have used, and expect to continue to use, NOL carryforwards and other tax attributes to offset regular taxable income in 2012 and future taxable years. Generally, a REIT that distributes earnings to its stockholders in an amount that equals or exceeds its taxable income is not subject to income taxes that would otherwise be taxed at a federal corporate tax rate of 35% and a California tax rate of 8.84%. In the absence of distributions to stockholders, NOL carryforwards may be utilized to offset REIT taxable income for federal and California income tax purposes.

Our ability to use NOL carryforwards in future years could be negatively impacted by changes in ownership of the Company, as defined under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) (which generally limits the amount of NOL carryforwards that may be used on an annual basis in post-change tax years), or by legislative action within the jurisdictions in which we own property. As of December 31, 2012, all of our properties are located within the State of California, whose financial condition is among the most troubled of any state in the United States. Under prior California law, NOL carryforwards were suspended in 2002, 2003 and from 2008 through 2011 and could not be used to offset taxable income for California franchise tax purposes in such tax years. The State of California may introduce new legislation to suspend the utilization of NOL carryforwards in future tax years. If such an event were to occur, we may be subject to tax if a sufficient amount of earnings is not distributed to our stockholders. In that case, to the extent that the use of California NOL carryforwards is suspended, our California taxable income would be subject to the regular California corporate tax rate of 8.84% instead of the effective California alternative minimum tax (“AMT”) rate (after the utilization of NOL carryforwards) of 0.665%. In this event, the significant increase in our tax obligation to the State of California could impact potential dispositions of assets or other corporate events.

Entitlement-Related Costs—

We periodically evaluate the size, timing, costs and scope of our entitlement-related work and, as necessary, scale activity to reflect our financial position, overall economic conditions and the real estate fundamentals that exist in our submarkets. We expect to allocate a limited amount of cash towards pursuing and preserving entitlements during the near term.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Distributions to Common and Preferred Stockholders and Unit Holders—

We are required to distribute 90% of our REIT taxable income (excluding net capital gains) on an annual basis in order to qualify as a REIT for federal income tax purposes.

As of December 31, 2012, we had $845 million of federal NOL carryforwards, of which $715 million related to MPG Office Trust, Inc. and $130 million related to our taxable REIT subsidiary (“TRS”) entities. Due to our focus on preserving unrestricted cash and the availability of NOL carryforwards to offset future taxable income, we do not expect to pay distributions on our common stock and our 7.625% Series A Cumulative Redeemable Preferred Stock (the “Series A preferred stock”) in the foreseeable future. We do not expect the need to pay distributions to our stockholders during 2013 to maintain our REIT status due to the use of NOL carryforwards, as necessary. In determining REIT taxable income for purposes of applying the 90% distribution requirement, NOL carryforwards can be taken into account.

On December 19, 2008, our board of directors suspended the payment of dividends on our Series A preferred stock. Dividends on our Series A preferred stock are cumulative, and therefore, will continue to accrue at an annual rate of $1.9064 per share. As of January 31, 2013, we have missed 17 quarterly dividend payments. The amount of dividends in arrears totals $78.8 million.

All distributions to our common stockholders, preferred stockholders and Operating Partnership noncontrolling common unit holders are at the discretion of the board of directors. The actual amount and timing of distributions in 2013 and beyond, if any, will be at the discretion of our board of directors and will depend upon our financial condition in addition to the requirements of the Code, and no assurance can be given as to the amounts or timing of future distributions.

Tax Basis of Operating Partnership Assets

Selected information, including federal net tax basis amounts, for the Operating Partnership’s assets as of December 31, 2012 is as follows (in millions):

Property	OP Asset Tax Basis (Adjusted for Depreciation) (1)	Section 704(c) Built-in Gain Allocable to Limited Partners (1)	Section 704(c) Built-in Gain Allocable to MPG (1)	Additional MPG Section 743(b) Basis (Adjusted for Depreciation)
Wells Fargo Tower	$217.1	$8.9	$85.9	$122.3
777 Tower	314.7	—	—	7.7
US Bank Tower	158.5	21.5	106.7	144.9
Gas Company Tower	199.4	27.5	32.1	74.8
KPMG Tower	83.7	7.3	195.3	165.0
Plaza Las Fuentes	17.1	0.2	24.9	27.7
Other	3.7	—	—	—
	$994.2	$65.4	$444.9	$542.4
__________

(1)
Any remaining gain in excess of the Section 704(c) built-in gains listed above would be allocated to MPG Office Trust, Inc. and the limited partners of the Operating Partnership at their respective ownership percentages. As of December 31, 2012, those percentages were 99.7% and 0.3%, respectively.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

As of December 31, 2012, the Operating Partnership also has tax basis in the stock of its two wholly owned TRS entities (in millions):

Tax Basis in TRS Stock
MPG TRS Holdings II, Inc. (1)	$125
MPG Office Trust Services, Inc.	16
__________

(1)	Subsequent to December 31, 2012, we liquidated this entity. See “Subsequent Events.”

Indebtedness

As of December 31, 2012, our debt was comprised of mortgage and mezzanine loans secured by six properties. Our variable-rate debt bears interest at a rate based on one-month LIBOR, which was 0.21% as of December 31, 2012. A summary of our debt as of December 31, 2012 is as follows (in millions, except percentage and year amounts):

	Principal Amount	Percent of Total Debt	Effective Interest Rate	Weighted Average Term to Maturity
Fixed-rate (1) (2)	$1,552.3	79.59%	5.40%	3 years
Variable-rate (3)	398.0	20.41%	3.55%	1 year
	$1,950.3	100.00%	5.03%	2 years
__________

(1)
On March 11, 2013, we entered into an agreement to sell US Bank Tower. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. Provided the transaction closes as expected, the $260.0 million loan balance will be repaid at closing using proceeds from the transaction. See “Subsequent Events.”

(2)
On May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes, which was amended on May 28, 2013. The transaction is expected to close on or after June 28, 2013. The transaction is subject to approval by the City of Pasadena, in its capacity as air space lessor, as well as other customary closing conditions. Provided the transaction closes as expected, the $11.2 million mezzanine loan balance will be repaid at closing using proceeds from the transaction. See “Subsequent Events.”

(3)
As discussed above, on May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes. Provided the transaction closes as expected, the $33.0 million mortgage loan balance will be repaid at closing using proceeds from the transaction. See “Subsequent Events.”

As of December 31, 2012, our ratio of debt to total market capitalization was 82.3% of our total market capitalization of $2.4 billion (based on the closing price of our common stock of $3.08 per share on the New York Stock Exchange on December 31, 2012). Our ratio of debt plus liquidation preference of the Series A preferred stock to total market capitalization was 92.5% as of December 31, 2012. Our total market capitalization includes the book value of our debt, the $25.00 liquidation preference of 9.7 million shares of Series A preferred stock and the market value of our outstanding common stock and noncontrolling common units of the Operating Partnership as of December 31, 2012.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Certain information with respect to our indebtedness as of December 31, 2012 is as follows (in thousands, except percentage amounts):

	Interest Rate	Contractual Maturity Date	Principal Amount (1)	Annual Debt Service
Variable-Rate Debt (2)
Plaza Las Fuentes mortgage loan (3) (4)	4.50%	8/9/2016	$33,031	$1,507
KPMG Tower A-Note (5)	3.21%	10/9/2013	320,800	10,441
KPMG Tower B-Note (6)	5.31%	10/9/2013	44,200	2,380
Total variable-rate debt			398,031	14,328

Fixed-Rate Debt
Wells Fargo Tower	5.70%	4/6/2017	550,000	31,769
Gas Company Tower	5.10%	8/11/2016	458,000	23,692
777 Tower	5.84%	11/1/2013	273,000	16,176
US Bank Tower (7)	4.66%	7/1/2013	260,000	12,284
Plaza Las Fuentes mezzanine loan (8)	9.88%	8/9/2016	11,250	1,111
Total fixed-rate rate debt			1,552,250	85,032
Total debt			1,950,281	$99,360
Debt discount			(542)
Total debt, net			$1,949,739
__________

(1)	Assuming no payment has been made in advance of its due date.

(2)	The December 31, 2012 one-month LIBOR rate of 0.21% was used to calculate interest on the variable-rate loans.

(3)
This loan bears interest at a rate of the greater of 4.50%, or LIBOR plus 3.50%. As required by the Plaza Las Fuentes mezzanine loan agreement, we have entered into an interest rate cap agreement that limits the LIBOR portion of the interest rate to 2.50%.

(4)
On May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes, which was amended on May 28, 2013. The transaction is expected to close on or after June 28, 2013. The transaction is subject to approval by the City of Pasadena, in its capacity as air space lessor, as well as other customary closing conditions. Provided the transaction closes as expected, the $33.0 million mortgage loan balance will be repaid at closing using proceeds from the transaction. See “Subsequent Events.”

(5)	This loan bears interest at LIBOR plus 3.00%.

(6)	This loan bears interest at LIBOR plus 5.10%.

(7)
On March 11, 2013, we entered into an agreement to sell US Bank Tower. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. Provided the transaction closes as expected, the $260.0 million loan balance will be repaid at closing using proceeds from the transaction. See “Subsequent Events.”

(8)
As discussed above, on May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes. Provided the transaction closes as expected, the $11.2 million mezzanine loan balance will be repaid at closing using proceeds from the transaction. See “Subsequent Events.”

Mortgage Loan Extension

On July 9, 2012, we extended the maturity date of the mortgage loan at KPMG Tower for an additional one year, to October 9, 2013. In connection with the extension, we repaid $35.0 million of principal, which reduced the outstanding loan balance to $365.0 million. Excess operating cash flow (cash flow after the funding of certain reserves, the payment of property operating expenses and the payment of debt service) is being applied to fund a $1.5 million capital expenditure reserve, to fund an additional $5.0 million into the leasing reserve, and thereafter, to reduce the outstanding principal balance of the loan. As of December 31, 2012, we had fully funded the capital expenditure reserve and funded $10.0 million into the leasing reserve. During 2012, no excess operating cash flow was applied by the lender to reduce the principal balance of the KPMG Tower mortgage loan.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Mortgage Loans Settled Upon Disposition

During 2012, we settled the mortgage loans discussed below. In each case, we received a general release of claims under the loan documents. There are no material continuing liabilities under the loan documents related to the disposed properties, except liabilities related to environmental issues or hazardous substances described in further detail below under “—Operating Partnership Contingent Obligations—Non-Recourse Carve Out Guarantees.”

700 North Central—

On February 2, 2012, a trustee sale was held with respect to 700 North Central as part of cooperative foreclosure proceedings. As a result of the foreclosure, we were relieved of the obligation to repay the $27.5 million mortgage loan secured by the property as well as accrued contractual and default interest. We recorded a $3.5 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the property in the transaction and the amounts forgiven by the lender upon disposition.

801 North Brand—

On February 2, 2012, a trustee sale was held with respect to 801 North Brand as part of cooperative foreclosure proceedings. As a result of the foreclosure, we were relieved of the obligation to repay the $75.5 million mortgage loan secured by the property as well as accrued contractual and default interest. We recorded a $9.6 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the property in the transaction and the amounts forgiven by the lender upon disposition.

Brea Corporate Place and Brea Financial Commons—

On April 19, 2012, we disposed of Brea Campus pursuant to a deed-in-lieu of foreclosure agreement. As a result, we were relieved of the obligation to repay the $109.0 million mortgage loan secured by these properties as well as accrued contractual interest on the mortgage loan. We recorded a $32.5 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the properties in the transaction and the amounts forgiven by the lender upon disposition.

Stadium Towers Plaza—

On May 18, 2012, trustee sales were held with respect to Stadium Towers Plaza and an adjacent land parcel. As a result of the foreclosures, we were relieved of the obligation to repay the $100.0 million mortgage loan secured by the properties as well as accrued contractual and default interest on the mortgage loan. We recorded a $70.0 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the properties in the transaction and the amounts forgiven by the lender upon disposition.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Glendale Center—

On August 3, 2012, a trustee sale was held with respect to Glendale Center. As a result of the foreclosure, we were relieved of the obligation to repay the $125.0 million mortgage loan secured by the property as well as accrued contractual and default interest on the mortgage loan. We recorded a $13.7 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the property in the transaction and the amounts forgiven by the lender upon disposition.

500 Orange Tower—

On September 6, 2012, a trustee sale was held with respect to 500 Orange Tower. As a result of the foreclosure, we were relieved of the obligation to repay the $110.0 million mortgage loan secured by the property as well as accrued contractual and default interest on the mortgage loan. We recorded a $65.7 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the property in the transaction and the amounts forgiven by the lender upon disposition.

Two California Plaza—

On October 1, 2012, a trustee sale was held with respect to Two California Plaza. As a result of the foreclosure, we were relieved of the obligation to repay the $470.0 million mortgage loan secured by the property as well as accrued contractual and default interest on the mortgage loan. We recorded a $127.5 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the property in the transaction and the amounts forgiven by the lender upon disposition.

3800 Chapman—

On December 14, 2012, a trustee sale was held with respect to 3800 Chapman. As a result of the foreclosure, we were relieved of the obligation to repay the $44.4 million mortgage loan secured by the property as well as accrued contractual and default interest on the mortgage loan. We recorded a $10.7 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the property in the transaction and the amounts forgiven by the lender upon disposition.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Operating Partnership Contingent Obligations

Non-Recourse Carve Out Guarantees—

All of the Company’s $1.9 billion of mortgage and mezzanine debt is subject to “non-recourse carve out” guarantees that expire upon elimination of the underlying loan obligations. Under these guarantees, these otherwise non‑recourse loans can become partially or fully recourse against the Operating Partnership if certain triggering events occur. Although these events differ from loan to loan, some of the common events include:

•	The special purpose property-owning subsidiary’s or the Operating Partnership’s filing a voluntary petition for bankruptcy;

•	The special purpose property-owning subsidiary’s failure to maintain its status as a special purpose entity;

•
Subject to certain conditions, the special purpose property-owning subsidiary’s failure to obtain the lender’s written consent prior to any subordinate financing or other voluntary lien encumbering the associated property; and

•
Subject to certain conditions, the special purpose property-owning subsidiary’s failure to obtain the lender’s written consent prior to a transfer or conveyance of the associated property, including, in some cases, indirect transfers in connection with a change in control of the Operating Partnership or the Company.

In addition, other items that are customarily recourse to a non-recourse carve out guarantor include, but are not limited to, the payment of real property taxes, the breach of representations related to environmental issues or hazardous substances, physical waste of the property, liens which are senior to the mortgage loan and outstanding security deposits.

As of December 31, 2012, to our knowledge the Company had not triggered any of the “non‑recourse carve out” guarantees on its otherwise non-recourse loans. The maximum amount the Operating Partnership would be required to pay under a “non-recourse carve out” guarantee is the principal amount of the loan (or a total of $1.9 billion as of December 31, 2012 for all loans). This maximum amount does not include liabilities related to environmental issues or hazardous substances. Losses resulting from the breach of our loan agreement representations related to environmental issues or hazardous substances are generally recourse to the Operating Partnership pursuant to our “non-recourse carve out” guarantees and any such losses would be in addition to the total principal amounts of our loans. The potential losses are not quantifiable and can be material in certain circumstances, depending on the severity of the environmental or hazardous substance issues. Since each of our non-recourse loans is secured by the office building owned by the special purpose property-owning subsidiary, the amount due to the lender from the Operating Partnership in the event a “non-recourse carve out” guarantee is triggered could subsequently be partially or fully mitigated by the net proceeds received from any disposition of the office building; however, such proceeds may not be sufficient to cover the maximum potential amount due, depending on the particular asset.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

In the event that any of these triggering events occur and the loans become partially or fully recourse against the Operating Partnership, our business, financial condition, results of operations and common stock price would be materially adversely affected and we could become insolvent.

Guaranty of Partial Payment—

As a condition to closing the mortgage loan on 3800 Chapman, the Operating Partnership entered into a guaranty of partial payment. Under this guaranty, the Operating Partnership agreed to guarantee the prompt payment of the monthly debt service amount (but not the payment of principal) and all amounts to be deposited into (i) a property tax and insurance reserve, (ii) a capital reserve, and (iii) a leasing rollover reserve. On June 6, 2012, we entered into an agreement with the special servicer for 3800 Chapman, pursuant to which the Operating Partnership received a release from all claims under the guaranty of partial payment in return for a payment of $2.0 million.

Debt Reporting

Pursuant to the terms of certain of our mortgage loan agreements, we are required to report a debt service coverage ratio (“DSCR”) calculated using the formulas specified in the underlying loan agreements. We have submitted the required reports to the lenders for the measurement periods ended December 31, 2012. Under the Gas Company Tower mortgage loan, we reported a DSCR of 1.00 to 1.00, calculated using actual debt service under the loan, and a DSCR of 0.79 to 1.00, calculated using actual debt service plus a hypothetical principal payment using a 30-year amortization schedule. Because the reported DSCR using the actual debt service plus a hypothetical principal payment was less than 1.00 to 1.00, the lender could seek to remove the Company as property manager of Gas Company Tower.

Pursuant to the terms of the Gas Company Tower, KPMG Tower, Plaza Las Fuentes and Wells Fargo Tower mortgage loan agreements and the Plaza Las Fuentes mezzanine loan agreement, we are required to provide annual audited financial statements of MPG Office Trust, Inc. to the lenders or agents. The receipt of any opinion other than an “unqualified” audit opinion on our annual audited financial statements is an event of default under the loan agreements for the properties listed above. If an event of default occurs, the lenders have the right to pursue the remedies contained in the loan documents, including acceleration of all or a portion of the debt and foreclosure.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Results of Operations

Certain amounts in the consolidated statements of operations for 2011 and 2010 have been reclassified to reflect the activity of discontinued operations.

On March 11, 2013, we entered into an agreement to sell US Bank Tower and the Westlawn off-site parking garage. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. See “Subsequent Events.” The results of operations of US Bank Tower and the Westlawn off-site parking garage are presented as part of discontinued operations in the tables shown below due to their pending disposition.

Comparison of 2012 and 2011

Consolidated Statements of Operations Information
(In millions, except percentage amounts)

	For the Year Ended		Increase/ (Decrease)	% Change
	12/31/2012	12/31/2011
Revenue:
Rental	$105.3	$115.7	$(10.4)	(9)%
Tenant reimbursements	52.3	55.0	(2.7)	(5)%
Parking	22.7	22.7	—	—%
Management, leasing and development services	2.4	6.8	(4.4)	(65)%
Interest and other	15.2	1.9	13.3	700%
Total revenue	197.9	202.1	(4.2)	(2)%

Expenses:
Rental property operating and maintenance	45.0	44.0	1.0	2%
Real estate taxes	15.9	15.9	—	—%
Parking	6.1	6.2	(0.1)	(2)%
General and administrative	24.4	24.2	0.2	1%
Other expense	5.0	2.1	2.9	138%
Depreciation and amortization	50.0	53.6	(3.6)	(7)%
Impairment of long-lived assets	2.1	—	2.1	100%
Interest	99.2	105.2	(6.0)	(6)%
Loss from early extinguishment of debt	—	0.2	(0.2)	—%
Total expenses	247.7	251.4	(3.7)	(1)%
Loss from continuing operations before equity in net income of unconsolidated joint venture and gain on sale of interest in unconsolidated joint venture	(49.8)	(49.3)	(0.5)
Equity in net income of unconsolidated joint venture	14.3	0.1	14.2
Gain on sale of interest in unconsolidated joint venture	50.1	—	50.1
Income (loss) from continuing operations	$14.6	$(49.2)	$63.8
Income from discontinued operations	$381.5	$147.4	$234.1

Rental Revenue

Rental revenue decreased $10.4 million, or 9%, during 2012 as compared to 2011, primarily due to decreases in occupancy as a result of lease expirations during 2012.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Tenant Reimbursements Revenue

Tenant reimbursements revenue decreased $2.7 million, or 5%, during 2012 as compared to 2011, primarily due to lower occupancy resulting from lease expirations during 2012.

Management, Leasing and Development Services Revenue

Management, leasing and development services revenue decreased $4.4 million, or 65%, during 2012 as compared to 2011, mainly due to a reduction in leasing commissions earned from the joint venture. Additionally, management and advisory fee revenue earned from the joint venture declined due to fewer properties under management as a result of the disposition by the joint venture of Wells Fargo Center – Denver and San Diego Tech Center on March 30, 2012.

Interest and Other Revenue

Interest and other revenue increased $13.3 million during 2012 as compared to 2011, primarily due to a termination payment received from Beacon Capital related to the joint venture.

Other Expense

Other expense increased $2.9 million, or 138%, during 2012 as compared to 2011, primarily due to the accrual of AMT resulting from taxable income generated by property dispositions during 2012, for which there was no comparable activity during 2011.

Depreciation and Amortization Expense

Depreciation and amortization expense decreased $3.6 million, or 7%, during 2012 as compared to 2011, primarily due to lower amortization of lease-related costs during 2012 as a result of lease terminations and the sale of the Westin® Pasadena Hotel during 2011.

Impairment of Long-Lived Assets

During 2012, we recorded a $2.1 million impairment charge to reduce the carrying amount of an investment in real estate to estimated fair value, less costs to sell, for which there was no comparable activity during 2011.

Interest Expense

Interest expense decreased $6.0 million, or 6%, during 2012 as compared to 2011, primarily due to the expiration of the KPMG Tower interest rate swap on August 9, 2012, which was partially offset by interest expense on the Plaza Las Fuentes mezzanine loan that was obtained in the fourth quarter of 2011.

Equity in Net Income of Unconsolidated Joint Venture

Equity in net income of unconsolidated joint venture increased $14.2 million reflecting our 20% share of the gain on sale of real estate of Wells Fargo Center – Denver by the joint venture, for which there was no comparable activity during 2011.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Gain on Sale of Interest in Unconsolidated Joint Venture

Gain on sale of interest in unconsolidated joint venture increased $50.1 million resulting from the sale of our remaining 20% interest in the joint venture to an affiliate of Beacon Capital, for which there was no comparable activity during 2011. We no longer have an ownership interest in the joint venture.

Discontinued Operations

Our income from discontinued operations of $381.5 million during 2012 is comprised primarily of gains on settlement of debt related to the disposition of 700 North Central, 801 North Brand, Brea Campus, Stadium Towers Plaza, Glendale Center, 500 Orange Tower, Two California Plaza and 3800 Chapman and gains on sale of real estate related to disposition of the properties mentioned above and the City Tower development land. Our income from discontinued operations of $147.4 million during 2011 is comprised primarily of gains on settlement of debt related to the disposition of 550 South Hope, City Tower, 2600 Michelson and 701 North Brand and gains on sale of real estate related to the disposition of the Westin® Pasadena Hotel, City Tower, 550 South Hope and 701 North Brand.

Comparison of 2011 to 2010

Consolidated Statements of Operations Information
(In millions, except percentage amounts)

	For the Year Ended		Increase/ (Decrease)	% Change
	12/31/2011	12/31/2010
Revenue:
Rental	$115.7	$117.7	$(2.0)	(2)%
Tenant reimbursements	55.0	55.8	(0.8)	(1)%
Parking	22.7	23.3	(0.6)	(3)%
Management, leasing and development services	6.8	4.7	2.1	45%
Interest and other	1.9	0.8	1.1	138%
Total revenue	202.1	202.3	(0.2)	—%

Expenses:
Rental property operating and maintenance	44.0	43.9	0.1	—%
Real estate taxes	15.9	15.4	0.5	3%
Parking	6.2	6.9	(0.7)	(10)%
General and administrative	24.2	23.1	1.1	5%
Other expense	2.1	1.5	0.6	39%
Depreciation and amortization	53.6	55.9	(2.3)	(4)%
Interest	105.2	107.3	(2.1)	(2)%
Loss from early extinguishment of debt	0.2	—	0.2	100%
Total expenses	251.4	254.0	(2.6)	(1)%
Loss from continuing operations before equity in net income of unconsolidated joint venture and gain on sale of real estate	(49.3)	(51.7)	2.4
Equity in net income of unconsolidated joint venture	0.1	0.9	(0.8)
Gain on sale of real estate	—	16.6	(16.6)
Loss from continuing operations	$(49.2)	$(34.2)	$(15.0)
Income (loss) from discontinued operations	$147.4	$(163.7)	$311.1

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Rental Revenue

Rental revenue decreased $2.0 million, or 2%, during 2011 as compared to 2010, primarily due to decreases in occupancy as a result of lease expirations and terminations during 2010 and 2011 at our core properties combined with lower rental rates during 2011.

Tenant Reimbursements Revenue

Tenant reimbursements revenue decreased $0.8 million, or 1%, during 2011 as compared to 2010, mainly due to lease expirations.

Management, Leasing and Development Services Revenue

Management, leasing and development services revenue increased $2.1 million, or 45%, during 2011 as compared to 2010 due to an increase in leasing commissions earned from the joint venture.

Interest and Other Revenue

Interest and other revenue increased $1.1 million during 2011 as compared to 2010, mainly due to a bankruptcy settlement received related to a former tenant.

General and Administrative Expense

General and administrative expense increased $1.1 million, or 5%, during 2011 as compared to 2010, largely as a result of increased share-based compensation cost that was partially offset by lower professional fees.

Other Expense

Other expense increased $0.6 million, or 39%, during 2011 as compared to 2010, primarily due to an increase in the tax provision.

Gain on Sale of Real Estate

We recorded a $16.6 million gain on sale of real estate during 2010 as a result of the recognition of a gain that was deferred in 2006 related to the disposition of the 808 South Olive parking garage.

Discontinued Operations

Our income from discontinued operations of $147.4 million during 2011 is comprised primarily of gains on settlement of debt related to the disposition of 550 South Hope, City Tower, 2600 Michelson and 701 North Brand and gains on sale of real estate related to the disposition of the Westin® Pasadena Hotel, City Tower, 550 South Hope and 701 North Brand. Our loss from discontinued operations of $163.7 million during 2010 is comprised of operating losses, including impairment charges, at our disposed properties, partially offset by gains on settlement of debt related to the disposition of Park Place II, Griffin Towers, 207 Goode and Pacific Arts Plaza and a gain on sale of real estate related to the disposition of Park Place II.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Cash Flow

The following summary discussion of our cash flow is based on the consolidated statements of cash flows filed as part of Exhibit 99.1 to this Current Report on Form 8-K, and is not meant to be an all‑inclusive discussion of the changes in our cash flow for the periods presented below. The cash flow amounts shown below include the activities of discontinued operations.

	For the Year Ended December 31,		Increase/ (Decrease)
	2012	2011
	(In thousands)
Net cash provided by (used in) operating activities	$6,226	$(24,057)	$30,283
Net cash provided by investing activities	64,375	187,238	(122,863)
Net cash used in financing activities	(36,906)	(92,076)	(55,170)

As discussed above, our business requires continued access to adequate cash to fund our liquidity needs. Over the last several years, we have maintained our liquidity position through secured debt financings, cash-generating asset sales and asset dispositions at or below the debt in cooperation with our lenders, as well as reductions in leasing costs, discretionary capital expenditures, property operating expenses, and general and administrative expenses. We are working to address challenges to our liquidity position, particularly debt maturities, leasing costs and capital expenditures. See “Liquidity and Capital Resources” above for a detailed discussion of our potential sources and uses of liquidity. In the event we are unable to meet our liquidity challenges, we could become insolvent.

Operating Activities

Our cash flow from operating activities is primarily dependent upon (1) the occupancy level of our portfolio, (2) the rental rates achieved on our leases, and (3) the collectability of rent and other amounts billed to our tenants and is also tied to our level of operating expenses and other general and administrative costs. Net cash provided by operating activities during 2012 totaled $6.2 million, compared to net cash used in operating activities of $24.1 million during 2011. Termination payments from Beacon Capital combined with reductions in cash applied by special servicers for interest on defaulted mortgage loans were the primary drivers of the change in net cash provided by (used in) operating activities.

Investing Activities

Our cash flow from investing activities is generally impacted by the amount of capital expenditures for our properties. Net cash provided by investing activities totaled $64.4 million during 2012, compared to net cash provided by investing activities of $187.2 million during 2011. Lower proceeds from dispositions of real estate and an increase in restricted cash, mainly from the funding of loan reserves in connection with the KPMG Tower mortgage loan extension, partially offset by proceeds received from the sale of our interest in the joint venture and distributions received from the joint venture during 2012, were the primary drivers of the change in net cash provided by investing activities.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Financing Activities

Our cash flow from financing activities is generally impacted by our loan activity, less any dividends and distributions paid to our stockholders and noncontrolling common units of the Operating Partnership, if any. Net cash used in financing activities was $36.9 million during 2012, compared to net cash used in financing activities of $92.1 million during 2011. Decreased loan payments, partially offset by $45.0 million of financing obtained during 2011 on Plaza Las Fuentes, were the primary driver of the change in net cash used in financing activities. Due to our focus on preserving unrestricted cash and the availability of NOL carryforwards to offset future taxable income, we do not expect to pay distributions on our common stock and Series A preferred stock in the foreseeable future.

Undeveloped Properties

We periodically evaluate the size, timing, costs and scope of our entitlement-related work and, as necessary, scale activity to reflect our financial position, overall economic conditions and the real estate fundamentals that exist in our submarkets. We expect to allocate a limited amount of cash towards pursuing and preserving entitlements during the near term.

Off-Balance Sheet Arrangements

We have certain off-balance sheet arrangements, which we believe are appropriately disclosed in our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2013, our Annual Report on Form 10-K filed with the SEC on March 18, 2013 and elsewhere. We do not believe that any of these off-balance sheet arrangements have or are reasonably likely to have a material effect on our financial condition, results of operations, liquidity or capital resources.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Contractual Obligations

The following table provides information with respect to our commitments as of December 31, 2012, including any guaranteed or minimum commitments under contractual obligations.

	2013	2014	2015	2016	2017	Thereafter	Total
	(In thousands)
Principal payments on loan agreements –
Continuing operations	$638,573	$600	$627	$500,481	$550,000	$—	$1,690,281
US Bank Tower (1)	260,000	—	—	—	—	—	260,000
Interest payments –
Fixed-rate debt – (2)
Continuing operations	70,045	56,572	56,572	46,923	8,383	—	238,495
US Bank Tower (1)	6,142	—	—	—	—	—	6,142
Variable-rate debt (3)	11,401	1,468	1,440	947	—	—	15,256
Capital leases (4)	266	135	136	218	—	—	755
Operating lease (5)	820	290	—	—	—	—	1,110
Property disposition obligation –
Lease takeover obligation (6)	799	833	841	424	—	—	2,897
Tenant-related commitments – (7)
Continuing operations	18,979	944	4,159	241	8,836	2,613	35,772
US Bank Tower (1)	1,149	—	—	60	—	—	1,209
Air space lease (8)	288	288	289	289	288	2,862	4,304
	$1,008,462	$61,130	$64,064	$549,583	$567,507	$5,475	$2,256,221
__________

(1)
On March 11, 2013, we entered into an agreement to sell US Bank Tower. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. Provided the transaction closes as expected, the $260.0 million loan balance will be repaid at closing using proceeds from the transaction. See “Subsequent Events.”

(2)	Interest payments on our fixed-rate debt are calculated based on contractual interest rates and scheduled maturity dates.

(3)
Interest payments on our variable-rate debt are calculated based on scheduled maturity dates and the one-month LIBOR rate of 0.21% as of December 31, 2012 plus the contractual spread per the loan agreement.

(4)	Includes principal and interest payments.

(5)
Includes operating lease obligations for subleased office space at 1733 Ocean. We have mitigated this obligation through sublease of that space to third-party tenants. The amounts expected to be mitigated through future sublease payments total $678 and $244 for the years ending December 31, 2013 and 2014, respectively.

(6)
Includes a lease takeover obligation at a property that was disposed in 2009. We have partially mitigated this obligation through a sublease of the entire space to a third-party tenant. The amounts expected to be mitigated through future sublease payments total $610, $628, $647 and $329 for the years ending December 31, 2013, 2014, 2015 and 2016, respectively.

(7)	Tenant-related commitments include tenant improvements and leasing commissions and are based on executed leases as of December 31, 2012.

(8)	Includes an air space lease for Plaza Las Fuentes. The air space rent is calculated through the lease expiration date in 2027.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Related Party Transactions

Robert F. Maguire III

Tax Indemnification Agreement—

In connection with our initial public offering, we agreed to indemnify Mr. Maguire and related entities and other contributors from all direct and indirect adverse tax consequences in the event that the Operating Partnership directly or indirectly sells, exchanges or otherwise disposes (including by way of merger, sale of assets, completion of foreclosure or otherwise) of any portion of its interests in Gas Company Tower, US Bank Tower, KPMG Tower, Wells Fargo Tower and Plaza Las Fuentes in a taxable transaction. Certain types of transactions, including but not limited to joint ventures and refinancings, can be structured to avoid triggering the tax indemnification obligations.

During 2012, we received notices from Mr. Maguire and related entities requesting the redemption of a total of 6,276,251 noncontrolling common units of the Operating Partnership. At Mr. Maguire’s request, we issued 5,594,220 shares of common stock to a party not related to Mr. Maguire and 682,031 shares of common stock to Mr. Maguire directly in settlement of the redeemed noncontrolling units.

The redemption of noncontrolling common units and subsequent issuance of common stock to a party not related to Mr. Maguire caused Robert F. Maguire III and related entities to fall below the 50% ownership requirement set forth in his contribution agreement. As a result, all tax indemnification obligations in favor of him and related entities, as well as all remaining limited partners, will now expire on June 27, 2013. Therefore, pursuant to the terms of the contribution agreement, all restrictions on disposition relating to the following assets will now expire on June 27, 2013: Gas Company Tower, US Bank Tower, KPMG Tower, Wells Fargo Tower and Plaza Las Fuentes. On March 11, 2013, we entered into an agreement to sell US Bank Tower. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. On May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes, which was amended on May 28, 2013. The transaction is expected to close on or after June 28, 2013. The transaction is subject to approval by the City of Pasadena, in its capacity as air space lessor, as well as other customary closing conditions. See “Subsequent Events.”

In connection with the tax indemnification agreement, Mr. Maguire, certain entities owned or controlled by Mr. Maguire, and other contributors have guaranteed a portion of our mortgage loans. As of December 31, 2012 and 2011, $591.8 million of our debt was subject to such guarantees.

Other Transactions—

We leased office space located at 1733 Ocean in Santa Monica, California, a property beneficially owned by Mr. Maguire. In 2010, we terminated our lease on the fourth floor of 1733 Ocean for consideration totaling $2.5 million, consisting of installment payments of $2.0 million and an offset of $0.5 million of amounts due to us by Mr. Maguire. During 2011 and 2010, we paid $0.9 million and $1.1 million, respectively, to Mr. Maguire in connection with the lease termination agreement. All amounts due Mr. Maguire under this agreement were paid in full as of December 31, 2011.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Litigation

General

We are involved in various litigation and other legal matters, including personal injury claims and administrative proceedings, which we are addressing or defending in the ordinary course of business. Management believes that any liability that may potentially result upon resolution of the matters that are currently pending will not have a material adverse effect on our business, financial condition or financial statements as a whole.

Merger-Related Litigation

On April 24, 2013, the Company and the Operating Partnership entered into a definitive merger agreement pursuant to which a newly formed fund controlled by Brookfield agreed to acquire the Company. The merger is expected to close in the third quarter of 2013. The completion of the merger transaction is subject to approval of the Company’s common stockholders, receipt of certain consents from the Company’s lenders and other customary closing conditions. See “Subsequent Events.”

After the announcement of the execution of the merger agreement, five putative class actions were filed against the Company, the members of the Company’s board of directors, the Operating Partnership, Brookfield, Brookfield DTLA Fund Office Trust Investor Inc. (“Sub REIT”), Brookfield DTLA Fund Office Trust Inc. (“REIT Merger Sub”), Brookfield DTLA Fund Properties LLC (“Partnership Merger Sub”) and Brookfield DTLA Inc. Two of these suits, captioned Coyne v. MPG Office Trust, Inc., et al., No. BC507342 (the “Coyne Action”), and Masih v. MPG Office Trust, Inc., et al., No. BC507962 (the “Masih Action”), were filed in the Superior Court of the State of California in Los Angeles County on April 29, 2013 and May 3, 2013, respectively. The other three suits, captioned Kim v. MPG Office Trust, Inc. et al., No. 24‑C-13-002600 (the “Kim Action”), Perkins v. MPG Office Trust, Inc., et al., No. 24-C-13-002778 (the “Perkins Action”) and Dell’Osso v. MPG Office Trust, Inc., et al., No. 24-C-13-003283 (the “Dell’Osso Action”) were filed in the Circuit Court of the State of Maryland in Baltimore on May 1, 2013, May 8, 2013 and May 22, 2013, respectively. In each of these lawsuits, the plaintiffs allege, among other things, that the Company’s board of directors breached their fiduciary duties in connection with the proposed merger by failing to maximize the value of the Company and ignoring or failing to protect against conflicts of interest, and that the relevant Brookfield parties named as defendants aided and abetted those breaches of fiduciary duty. The Kim Action further alleges that the Operating Partnership also aided and abetted the breaches of fiduciary duty by the Company’s board of directors and the Dell’Osso Action further alleges that the Company and the Operating Partnership aided and abetted the breaches of fiduciary duty by the Company’s board of directors. The Dell’Osso Action also alleges that the preliminary proxy statement filed by the Company with the SEC on May 21, 2013 is false and/or misleading because it fails to include certain details of the process leading up to the merger and fails to provide adequate information concerning the Company’s financial advisor. The plaintiffs in the five lawsuits seek an injunction against the proposed merger, rescission or rescissory damages in the event the merger has been consummated, an award of fees and costs, including attorneys’ and experts’ fees, and other relief. See “Subsequent Events.”

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Critical Accounting Policies
Impairment Evaluation

We assess whether there has been impairment in the value of our investments in real estate whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We evaluate our investments in real estate for impairment on an asset-by-asset basis. Indicators of potential impairment include the following:

•	Change in strategy resulting in an increased or decreased holding period;

•	Low or declining occupancy levels;

•	Deterioration of the rental market as evidenced by rent decreases over numerous quarters;

•	Properties adjacent to or located in the same submarket as those with recent impairment issues;

•	Significant decrease in market price;

•	Tenant financial problems; and/or

•	Experience of our competitors in the same submarket.

The assessment as to whether our investments in real estate are impaired is highly subjective. The calculations involve management’s best estimate of the holding period, market comparables, future occupancy levels, rental rates, capitalization rates, lease-up periods and capital requirements for each property. A change in any one or more of these factors could materially impact whether a property is impaired as of any given valuation date.

One of the more significant assumptions is probability weighting whereby management may contemplate more than one holding period in its test for impairment. These scenarios can include long-, intermediate- and short-term holding periods which are probability weighted based on management’s best estimate of the likelihood of such a holding period as of the valuation date. A shift in the probability weighting towards a shorter hold scenario can increase the likelihood of impairment. For example, management may weight the holding period for a specific asset based on a 3-, 5- and 10-year hold with probability weighting of 50%, 20% and 30%, respectively. A change in those holding periods and/or a change in the probability weighting for the specific assets could result in a future impairment. As an example of the sensitivity of these estimates, if the holding period and probability weighting of assets that were being evaluated for Step Two impairment as of December 31, 2012 were changed, there would have been no impairment charge, using a 100% probability weighting of a 10-year hold period, and an approximately $30 million impairment charge, using a 100% probability weighting of a short-term hold period, with all other factors being held constant. Many factors may influence management’s estimate of holding periods, including market conditions, accessibility of capital and credit markets and recent sales activity of properties in the same submarket, our liquidity and net proceeds generated or expected to be generated by asset dispositions or lack thereof, among others. These conditions may change in a relatively short period of time, especially in light of our limited liquidity and the current economic environment.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Based on continuing input from our board of directors and as our business continues to evolve and we work through various alternatives with respect to certain assets, holding periods may be modified and result in additional impairment charges. Continued declines in the market value of commercial real estate also increase the risk of future impairment. As a result, key assumptions used in testing the recoverability of our investments in real estate, particularly with respect to holding periods, can change period-over-period.

Revenue Recognition

We commence revenue recognition on our leases based on a number of factors. In most cases, revenue recognition begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. In determining what constitutes the leased asset, we evaluate whether we or the lessee is the owner, for accounting purposes, of the tenant improvements. If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If we conclude we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives which reduce revenue recognized over the term of the lease. In these circumstances, we begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. We consider a number of different factors to evaluate whether we or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	Whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	Whether the tenant or landlord retain legal title to the improvements;

•	The uniqueness of the improvements;

•	The expected economic life of the tenant improvements relative to the length of the lease; and

•	Who constructs or directs the construction of the improvements.

The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination we consider all of the above factors. However, no one factor is determinative in reaching a conclusion.

All tenant leases are classified as operating leases, and minimum rents are recognized on a straight-line basis over the terms of the leases.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenants’ payment history and current credit status, as well as certain industry or specific credit considerations. If estimates of collectability differ from the cash received, then the timing and amount of our reported revenue could be impacted. When circumstances arise, such as the bankruptcy filing of a tenant, the allowance is reviewed for adequacy and adjusted to reflect the change in the estimated amount to be received from the tenant. Our credit risk is mitigated by the high quality of our existing tenant base, review of prospective tenant’s risk profiles prior to lease execution, and frequent monitoring of our tenant portfolio to identify problem tenants.

Tenant reimbursements for real estate taxes, common area maintenance and other recoverable costs are recognized in the period that the expenses are incurred.

Parking revenue is recognized in the period earned.

Property management fees are based on a percentage of the revenue earned by a property under management and are recorded on a monthly basis as earned. Lease commission revenue is recognized when legally earned under the provisions of the underlying lease commission agreement with the landlord. Revenue recognition generally occurs 50% upon lease signing, when the first half of the lease commission becomes legally payable with no right of refund, and 50% upon tenant move-in, when the second half of the lease commission becomes legally payable with no right of refund. Development fees are recognized as the real estate development services are rendered using the percentage-of-completion method of accounting.

Lease termination fees, which are included as part of interest and other in the consolidated statement of operations, are recognized when the related leases are canceled, the leased space has been vacated, we have no continuing obligation to provide services to such former tenants and collectability is reasonably assured. Upon a tenant’s agreement to terminate a lease early, we accelerate the depreciation and amortization of the remaining unamortized assets associated with the tenant through the termination date. However, if we expect a loss on early lease termination, the remaining unamortized assets and/or liabilities related to the tenant are recognized in the consolidated statement of operations immediately as part of depreciation and amortization.

We must make subjective estimates related to when our revenue is earned and the collectability of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income or loss because a higher bad debt allowance would result in lower net income or increased net loss, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income or loss for a particular period.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Effects of Inflation

Substantially all of our office leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above.

New Accounting Pronouncements

There are no recently issued accounting pronouncements that are expected to have a material effect on our financial condition and results of operations in future periods.

Subsequent Events

Operating Partnership Unit Redemption

On January 29, 2013, we received a notice from Thomas MPG Holding, LLC requesting the redemption of 35,000 noncontrolling common units of the Operating Partnership. On January 30, 2013, we issued 35,000 shares of common stock in exchange for these units.

Sale of US Bank Tower

On March 11, 2013, we entered into an agreement with an affiliate of Overseas Union Enterprise Limited to sell US Bank Tower and the Westlawn off-site parking garage. The purchase price is $367.5 million. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. The buyer has made a $7.5 million non-refundable deposit. Net proceeds from the transaction are expected to be approximately $103 million and will be available for general corporate purposes, including potential loan re-balancing payments on our upcoming 2013 debt maturities at KPMG Tower and 777 Tower.

TRS Entity Liquidation

On April 23, 2013, MPG TRS Holdings II, Inc. was liquidated for purposes of Section 331 of the Code as a result of being merged with and into its parent.

Proposed Merger Transaction

On April 24, 2013, the Company and the Operating Partnership entered into a definitive merger agreement pursuant to which a newly formed fund, Brookfield DTLA Holdings L.P., a Delaware limited partnership (“Brookfield DTLA”), controlled by Brookfield agreed to acquire the Company. The Company will merge with and into Brookfield DTLA Fund Office Trust Inc., a Maryland corporation (“REIT Merger Sub”), with REIT Merger Sub surviving. Brookfield DTLA will have the option, in its sole discretion and without requiring further consent, to request that the Company agree to change the direction of the merger so that the Company is the surviving entity. The agreement also provides for a merger of Brookfield DTLA Fund Properties LLC, a Maryland limited liability company (“Partnership Merger Sub”), with and into the Operating Partnership, with the Operating Partnership surviving the partnership merger.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Under the terms of the merger agreement, each issued and outstanding share of our common stock will be automatically converted into, and canceled in exchange for, the right to receive $3.15, without interest and subject to applicable withholdings, (the “merger consideration”) in cash at the closing of the merger. Each issued and outstanding share of restricted common stock will cease to be subject to forfeiture and will be canceled in exchange for the right to receive the merger consideration. Each issued and outstanding restricted stock unit shall receive the merger consideration per share for each outstanding restricted stock unit. Each Company stock option granted under a Company plan, whether or not then exercisable, will be canceled in exchange for the right to receive the excess, if any, of the merger consideration over the exercise price per share of such Company stock option. If the exercise price per share of any such Company stock option is equal to or greater than the merger consideration, such Company stock option will be canceled without payment.

Additionally, a subsidiary of Brookfield will commence a tender offer to purchase, subject to certain conditions, all of our outstanding Series A preferred stock for $25.00 per share in cash, without interest. Any Series A preferred stock that is not tendered will be converted in the merger into new preferred shares of Brookfield DTLA Fund Office Trust Investor Inc., a Maryland corporation (“Sub REIT”) with rights, terms and conditions substantially identical to the rights terms and conditions of the outstanding Series A preferred stock. If more than 66.6% of the outstanding Series A preferred stock is tendered, then Brookfield will have the right to convert all of the untendered Series A preferred stock at $25.00 per share in cash, without interest, but only if such conversion complies with applicable law and the Company’s charter in all respects at the time of conversion.

In connection with the merger agreement, Brookfield has entered into a guarantee with respect to the obligations of its affiliates under the merger agreement, including the full performance and payment of all of the payment and/or monetary obligations and liabilities arising under or in connection with the merger agreement and the transactions contemplated thereby.

The merger is expected to close in the third quarter of 2013. The completion of the merger is subject to customary closing conditions, including, among others: (i) Company stockholder approval in accordance with Maryland General Corporation Law and the Company’s charter; (ii) no material adverse effect (as defined in the merger agreement); and (iii) the obtaining of certain lender consents.

The Company and Brookfield DTLA have made certain customary representations, warranties and covenants in the merger agreement. The Company, among other things, subject to certain exceptions, covenanted: (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the merger agreement and the consummation of the merger; and (ii) to not solicit, initiate or facilitate the making, submission or announcement of any acquisition proposal, or any proposal or offer that would reasonably be expected to lead to an acquisition proposal, or provide confidential information in connection with, any acquisition proposal.

The merger agreement contains certain termination rights for both the Company and Brookfield DTLA, including, among other bases for termination and subject to certain exceptions, if the mergers have not been consummated on or before August 15, 2013 (subject to certain extension rights) and if the requisite approval of the Company’s common stockholders is not obtained. The merger agreement grants the Brookfield DTLA a termination right if, prior to Company stockholder approval, the Company’s board of directors makes an adverse recommendation change (as defined in the merger agreement). The merger agreement grants the Company a termination right, subject to certain exceptions, if the Company

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

has received a superior proposal (as defined in the merger agreement), and the Company’s board of directors has determined in good faith that the failure to accept such superior proposal is reasonably likely to be inconsistent with the members of the board of directors’ legal duties. The merger agreement provides that, in connection with the termination of the merger agreement under specified circumstances, the Company may be required to pay to Brookfield DTLA a termination fee of $17.0 million and/or reimburse Brookfield DTLA’s third-party transaction expenses up to an amount equal to $6.0 million. The Company is also required to pay Brookfield DTLA a no-vote termination fee of $4.0 million and the expense reimbursement if either Brookfield DTLA or the Company exercises its termination right because approval of the Company’s common stockholders is not obtained at the Company stockholder meeting. The termination fee may be reduced by the amount of any no-vote termination fee paid to Brookfield DTLA in certain circumstances.

Waiver and First Amendment to Merger Agreement

On May 19, 2013, the Company, the Operating Partnership, Brookfield DTLA Holdings LLC, a Delaware limited liability company that was converted from a Delaware limited partnership on May 10, 2013 (“Parent”), Brookfield DTLA Fund Office Trust Investor Inc., a Maryland corporation (“Sub REIT”), Brookfield DTLA Fund Office Trust Inc., a Maryland corporation (“REIT Merger Sub”), and Brookfield DTLA Fund Properties LLC, a Maryland limited liability company (“Partnership Merger Sub”) (Parent, Sub REIT, REIT Merger Sub and Partnership Merger Sub, collectively, the “Brookfield Parties”), entered into a Waiver and First Amendment to Agreement and Plan of Merger (the “Waiver and Amendment”) to that certain Agreement and Plan of Merger, dated as of April 24, 2013 (the “Merger Agreement”), which provides for the merger of the Company with and into REIT Merger Sub (the “REIT Merger”), with REIT Merger Sub surviving the REIT Merger (the “Surviving Entity”), and a merger of Partnership Merger Sub with and into the Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with the Partnership surviving the Partnership Merger (the “Surviving Partnership”).

The Merger Agreement provides that, if more than 66.6% of the shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (collectively, the “Company Preferred Shares”) outstanding on the date of the Merger Agreement are tendered in the Tender Offer (as defined in the Merger Agreement), then Parent has the right, subject to applicable law and compliance with the Company’s charter, to cash out any non-tendering Company Preferred Shares in the REIT Merger at the Offer Price (as defined in the Merger Agreement).

Pursuant to the Waiver and Amendment, Parent has irrevocably waived its right to cash out non-tendered Company Preferred Shares as described above. Accordingly, all Company Preferred Shares that are not validly tendered and accepted for payment in the Tender Offer will be converted into shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Sub REIT (collectively, the “Sub REIT Preferred Shares”).

The Waiver and Amendment also permits Parent to make amendments to the limited partnership agreement of the Partnership in order to effectuate the provisions of the Merger Agreement relating to the potential investment in the Partnership by DTLA Fund Holding Co., the conversion of general partner common units of the Partnership into general partner common units of the Surviving Partnership, and the conversion of limited partner common units held by any subsidiary of the Company into Series B Partnership general partner units.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The Waiver and Amendment also clarifies that the Tender Offer Purchaser (as defined in the Merger Agreement) will not consummate the Tender Offer except immediately prior to the effective time of the REIT Merger unless both the Company and the Tender Offer Purchaser agree in writing.

In addition, the Waiver and Amendment reflects certain changes relating to a registration statement on Form S-4 (the “Form S-4”) that Sub REIT will file with the Securities and Exchange Commission (“SEC”) in connection with the potential issuance of Sub REIT Preferred Shares to the holders of Company Preferred Shares. The Waiver and Amendment clarifies that, in the absence of an SEC stop order that is then in effect, the effectiveness of the Form S-4 is not a condition to the Brookfield Parties’ obligations to consummate the Mergers or the other transactions contemplated by the Merger Agreement. However, if all the conditions to the obligations of the Brookfield Parties to consummate the Mergers and the other transactions contemplated by the Merger Agreement have been satisfied (other than those required to be satisfied or waived at the closing of the Mergers) but either (i) the Form S-4 has not become effective or (ii) the SEC has issued a stop order that is in effect, then Parent will have the right to delay the closing until the earliest to occur of (A) the date specified by Parent in the written notice exercising this right, (B) one business day after the effectiveness of the Form S-4, (C) one business day after any stop order issued in respect of the Form S-4 has been lifted, reversed or otherwise terminated, and (D) September 25, 2013. If Parent exercises this right, (X) Parent will be deemed to have immediately and irrevocably waived all of the conditions to its obligations to close the Mergers, other than the conditions relating to the following: (1) the absence of a legal restraint prohibiting the consummation of the Mergers and the other transactions contemplated by the Merger Agreement to the extent not related to a stop order suspending the effectiveness of the Form S-4, (2) performance by the Company and the Partnership of their agreements and covenants under the Merger Agreement, but only if the failure of such condition to be satisfied arises from an action by the Company or the Partnership that constitutes a willful and material breach of the Merger Agreement that results in a long-term adverse effect on the business of the Company and the Partnership (a “willful and material breach”), and (3) the absence of a Material Adverse Effect (as defined in the Merger Agreement); and (Y) after August 15, 2013, Parent will be deemed to have irrevocably waived all conditions to its obligations to close the Mergers except for the condition related to the performance by the Company and the Partnership of their agreements and covenants under the Merger Agreement, but only if the failure of such condition to be satisfied arises from an action by the Company or the Partnership that constitutes a willful and material breach of the Merger Agreement.

The Waiver and Amendment further provides that if either the Form S-4 has not become effective or the SEC has issued a stop order suspending the effectiveness of the Form S-4, the Company may extend the Outside Date (as defined in the Merger Agreement) up to until October 31, 2013. Additionally, if Parent elects to exercise its right to delay the closing as discussed above, then (i) on or prior to August 15, 2013, Parent’s right to terminate the Merger Agreement due to the failure of the Mergers to be consummated by the Outside Date will be limited to situations where there is a legal restraint prohibiting the consummation of the Mergers and the other transactions contemplated by the Merger Agreement (other than to the extent related to a stop order suspending the effectiveness of the Form S-4) or there is a Material Adverse Effect, and (ii) after August 15, 2013, Parent will be deemed to have waived irrevocably any right to terminate the Merger Agreement due to the failure of the Mergers to be consummated by the Outside Date.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Merger-Related Litigation

After the announcement of the execution of the merger agreement, five putative class actions were filed against the Company, the members of the Company’s board of directors, the Operating Partnership, Brookfield, Sub REIT, REIT Merger Sub, Partnership Merger Sub and Brookfield DTLA Inc. Two of these suits, captioned Coyne v. MPG Office Trust, Inc., et al., No. BC507342 (the “Coyne Action”), and Masih v. MPG Office Trust, Inc., et al., No. BC507962 (the “Masih Action”), were filed in the Superior Court of the State of California in Los Angeles County on April 29, 2013 and May 3, 2013, respectively. The other three suits, captioned Kim v. MPG Office Trust, Inc. et al., No. 24‑C-13-002600 (the “Kim Action”), Perkins v. MPG Office Trust, Inc., et al., No. 24-C-13-002778 (the “Perkins Action”) and Dell’Osso v. MPG Office Trust, Inc., et al., No. 24-C-13-003283 (the “Dell’Osso Action”) were filed in the Circuit Court of the State of Maryland in Baltimore on May 1, 2013, May 8, 2013 and May 22, 2013, respectively. In each of these lawsuits, the plaintiffs allege, among other things, that the Company’s board of directors breached their fiduciary duties in connection with the proposed merger by failing to maximize the value of the Company and ignoring or failing to protect against conflicts of interest, and that the relevant Brookfield parties named as defendants aided and abetted those breaches of fiduciary duty. The Kim Action further alleges that the Operating Partnership also aided and abetted the breaches of fiduciary duty by the Company’s board of directors and the Dell’Osso Action further alleges that the Company and the Operating Partnership aided and abetted the breaches of fiduciary duty by the Company’s board of directors. The Dell’Osso Action also alleges that the preliminary proxy statement filed by the Company with the SEC on May 21, 2013 is false and/or misleading because it fails to include certain details of the process leading up to the merger and fails to provide adequate information concerning the Company’s financial advisor. The plaintiffs in the five lawsuits seek an injunction against the proposed merger, rescission or rescissory damages in the event the merger has been consummated, an award of fees and costs, including attorneys’ and experts’ fees, and other relief.

Sale of Plaza Las Fuentes

On May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes to East West Bank and Downtown Properties Holdings, LLC, which was amended on May 28, 2013. The purchase price is $75.0 million and the buyer has made a non-refundable deposit in the amount of $2.25 million. The transaction is expected to close on or after June 28, 2013, following the expiration of the tax protection period on the asset. The transaction is subject to approval by the City of Pasadena, in its capacity as air space lessor, as well as other customary closing conditions. Net proceeds from the transaction are estimated to be approximately $30 million (after the repayment of debt and closing costs) and will be available for general corporate purposes.

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Non-GAAP Supplemental Measure

Funds from operations (“FFO”) is a widely recognized measure of REIT performance. We calculate FFO in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). The White Paper defines FFO as net income or loss (as computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding extraordinary items (as defined by GAAP), gains from disposition of depreciable real estate and impairment writedowns of depreciable real estate, plus real estate-related depreciation and amortization (including capitalized leasing costs and tenant allowances or improvements). Adjustments for the unconsolidated joint venture are calculated to reflect FFO on the same basis.

Management uses FFO as a supplemental performance measure because, in excluding real estate‑related depreciation and amortization, impairment writedowns of depreciable real estate and gains from disposition of depreciable real estate, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other Equity REITs may not calculate FFO in accordance with the NAREIT White Paper and, accordingly, our FFO may not be comparable to such other Equity REITs’ FFO. As a result, FFO should be considered only as a supplement to net income or loss as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to meet our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities (as computed in accordance with GAAP).

MPG OFFICE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

A reconciliation of net income (loss) available to common stockholders to FFO is as follows (in thousands, except share and per share amounts):

		For the Year Ended December 31,
		2012	2011	2010
Net income (loss) available to common stockholders		$365,704	$72,993	$(191,076)
Add:	Depreciation and amortization of real estate assets	78,258	102,457	128,047
	Depreciation and amortization of real estate assets – unconsolidated joint venture (1)	3,431	6,911	7,522
	Impairment writedowns of depreciable real estate	2,121	23,218	233,399
	Impairment writedowns of depreciable real estate – unconsolidated joint venture (1)	2,907	819	572
	Net income (loss) attributable to common units of the Operating Partnership	11,864	9,208	(25,926)
	(Unallocated) allocated losses – unconsolidated joint venture (1)	(79)	(2,530)	4,019
Deduct:	Gains on sale of real estate	106,942	73,844	31,280
	Gains on sale of real estate – unconsolidated joint venture (1)	18,958	—	—
	Gain on sale of interest in unconsolidated joint venture	50,051	—	—
Funds from operations available to common stockholders and unit holders (FFO)		$288,255	$139,232	$125,277
Company share of FFO (2)		$276,092	$123,230	$110,301
FFO per share – basic		$5.11	$2.48	$2.26
FFO per share – diluted		$5.06	$2.45	$2.23
Weighted average number of common shares outstanding – basic		54,043,655	49,682,202	48,770,326
Weighted average number of common and common equivalent shares – diluted		54,531,562	50,319,551	49,389,548
___________

(1)
Amount represents our 20% ownership interest in the unconsolidated joint venture. For 2012, amount represents our 20% ownership interest through December 21, 2012, the date we disposed of our interest in the unconsolidated joint venture.

(2)	Based on a weighted average interest in the Operating Partnership of approximately 93.8%, 88.5% and 87.9% for 2012, 2011 and 2010, respectively.

The amounts shown in the table above will not agree to those previously reported in our Annual Report on Form 10-K for 2010 due to clarifications by the SEC regarding NAREIT’s definition of FFO. In response to those clarifications, we have restated our calculation of FFO to exclude impairment writedowns of depreciable real estate from all periods presented.